UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
                                  _________________

                                      Form 8-K

                   Current Report Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934

          Date of  Report (Date of earliest event reported): February 6, 1997


                                 NAVARRE CORPORATION
                    (Exact name of Registrant as specified in its charter)


                Minnesota                       41-1704319
          (State or other jurisdiction of     (IRS Employer
     incorporation or organization)           Identification No.)

                                       0-22982
                              (Commission File Number)

            7400 49th Avenue North
            New Hope, Minnesota                                    55428

          (Address of principal executiv                        (Zip Code)
          offices)


           Registrant's telephone number, including area code: (612) 535-8333



          Item 5.  Other Information.

          Net Radio Corporation.

               In a letter dated March 7, 1997, Navarre Corporation
          ("Navarre" or the "Company") announced that it has entered into a series of agreements under which Net Radio Corporation, a Nevada corporation ("Net Radio (Nevada)") would be merged into and with a wholly-owned subsidiary of the Company, Net Radio Corporation, a Minnesota corporation ("Net Radio (Minnesota)"). Net Radio (Nevada) owns and operates Net Radio Network, an Internet-only radio network. Under the terms of the proposed transaction, the Company would issue up to 2,100,000 of its common stock to the former shareholders of Net Radio (Nevada). The exact number of shares to be issued to former shareholders of Net Radio
          (Nevada) depends upon the achievement by Net Radio (Minnesota) of sales and operating profit goals in the two years after the closing date of the merger.

               The Company also indicated in the letter that in connection with the acquisition of Net Radio (Nevada), that ValueVision International, Inc. ("ValueVision") would acquire fifteen percent (15%) of Net Radio (Minnesota) after the transaction in exchange for an investment of $3.0 million consisting of $1.0 million in cash at closing, with an additional $2.0 million to be contributed to future advertising. Once Net Radio (Minnesota) achieves sales revenue of $3.0 million in any rolling, consecutive four quarter period, (i) Net Radio (Minnesota), at its option, may require ValueVision to purchase an additional 4.95 percent of Net Radio (Minnesota) for $500,000 in cash and (ii) ValueVision, at its option, may invest $500,000 in cash and receive 4.95 percent of Net Radio (Minnesota). In the event that either Net Radio (Minnesota) or ValueVision exercises its option, the other party's option expires. ValueVision also has the right to convert its Net Radio (Minnesota) shares into shares of Navarre's Common Stock in the future upon the occurrence of certain events. A copy of the Company's Letter to Shareholders is attached as Exhibit 99.1 to this Form 8-K. Exhibit A to the shareholder letter sets forth the circumstances under which the shares will be issued to the shareholders of Net Radio (Nevada). Exhibit B sets forth the terms of the ValueVision investment and the circumstances under which the ValueVision shares are convertible into shares of the common stock of Navarre Corporation.



          Musicland Stores Corporation

               In February 1997, Musicland Stores Corporation ("Musicland") announced that it had entered into oral arrangements with substantially all of its major vendors, including the Company, under which Musicland agreed that it would cease making additional payments on outstanding accounts payable in existence as of February 6, 1997. In connection with this announcement Musicland agreed that future invoices would be paid on each Thursday for the prior week's invoices. On February 6, 1997, Musicland believed that the accounts payable to Navarre, net of adjustments, to be approximately $5.2 million. The Company is continuing to ship Musicland product per the agreement and has been receiving payment within the terms set forth. The Company believes that as long as this arrangement continues, it will not have a material adverse effect on the Company's cash flow position. Musicland has not yet indicated the circumstances under which it intends to pay the outstanding balance on its accounts payable, including the accounts payable with respect to the Company. The Company continues to work with Musicland to try to facilitate its continued operations. In the event that Musicland was to cease operations or were unable to pay all or significant portions of the Company's current receivable for Musicland, it could have an adverse effect on the Company.

          Item 7.  Exhibits

               Exhibit 99.1 March 7, 1997 Letter to Shareholders


                                     SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

          NAVARRE CORPORATION

          Dated:  March 19, 1997



          By:  /S/ Eric H. Paulson
                       Chief Executive Officer